As filed with the Securities and Exchange Commission on June 30, 2016

Registration No. 333-183644

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN TIER ENERGY LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0763623
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

(602) 302-5450

(Address of Principal Executive Offices, Including Zip Code)

NORTHERN TIER ENERGY LP 2012 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Melissa M. Buhrig

Executive Vice President, General Counsel and Secretary

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

(602) 302-5450

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Northern Tier Energy LP, a Delaware limited partnership (“NTI”):

•	Registration Statement No. 333-183644, filed on August 30, 2012, registering 9,191,500 common units representing limited partner interests (the “Common Units”) under the Northern Tier Energy LP 2012 Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger dated as of December 21, 2015 (the “Merger Agreement”), by and among Western Refining, Inc., a Delaware corporation (“WNR”), Western Acquisition Co, LLC, a Delaware limited liability company and wholly-owned subsidiary of WNR (“MergerCo”), NTI and Northern Tier Energy GP LLC, a Delaware limited liability company and the general partner of NTI (“NTI GP”), MergerCo merged with and into NTI (the “Merger”), with NTI surviving the Merger as a wholly-owned subsidiary of WNR, on June 23, 2016.

As a result of the Merger, NTI has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by NTI in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, NTI hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities NTI registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 30, 2016.

NORTHERN TIER ENERGY LP

By:	Northern Tier Energy GP LLC, its general partner

By:	/s/ David L. Lamp
Name:	David L. Lamp
Title:	President and Chief Executive Officer of Northern Tier Energy GP LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L.Lamp	President and Chief Executive Officer of Northern Tier Energy GP LLC
David L. Lamp	(Principal Executive Officer)	June 30, 2016

/s/ Karen B. Davis	Executive Vice President and Chief Financial Officer of Northern Tier Energy GP LLC
Karen B. Davis	(Principal Financial Officer and Principal Accounting Officer)	June 30, 2016